EXHIBIT 4.2

Promissory Note
Commonwealth Wholesale Corporation
(Herein after referred to as the "Lender)
&
ADRENALINA INC.
Tax Id # 20-8837626

(Herein after referred to as the "Borrower")

1.	Promise to Pay
In Return for value received on 08/07/2013, the Borrower promises to pay to the Lender, the total amount of TWO HUNDRED THIRTY Thousand Dollars ($230,000.00) USD.

The payment will be delivered at:
Bank Name: Fifth Third Bank
ABA: 042000314
Account name: Commonwealth Wholesale Corp
Account #: 7432168925
or such other address as may later be agreed upon by the parties.

Repayment
The amount owed under this Promissory Note will be repaid under the following schedule:

- $100,000.00 to be paid within 14 days.
- $130,000.00 to be paid within 180 days.

3.	Interest Rate
The stated interest rate on the loan is 0.00%.

4.	Modification
No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5.	Binding Effect
Except-as otherwise-provided in-this Agnement-a1-1 of the covenants, conditions, and provisions of this Promissory Note shall be binding upon the parties hereto and their respective heirs, personal representatives, executors, administrators. successors, and assigns.

6.	Breach of Promissory Note
The parties acknowledge that no breach of any provision of the Promissory Note shall be deemed waived unless evidenced in writing. A waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Promissory Note.

7.	Amendment of Promissory Note
This Promissory Note may be deemed amended or modified only by way of written agreement duly executed by the Lender and Borrower of this Promissory Note.

8.	Governing Law
This Promissory Note will be construed in accordance with and governed by the laws of the State of Florida.

The parties hereby indicate by their signatures below that they have read and agree with terms and conditions of this Agreement in its entirety.

Lender: Commonwealth Wholesale Corp.

Borrower: Adrenalina
Dated: 8/13/2013